UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALTERNET SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0473897
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite 610 – 815 West Hastings Street,
Vancouver, British Columbia V6C 2B4
(Address of principal executive offices)

2007 B RETAINER STOCK PLAN
FOR EMPLOYEES DIRECTORS AND CONSULTANTS
(Full title of the Plan)

Resident Agents of Nevada
711 S. Carson Street, Suite 4
Carson City, Nevada 89701
(Name and address of agent for service)

775-882-4641
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	5,000,000 (1)	$0.06(1)	$300,000(2)	$9.21(2)

(1)

The 2007 B Retainer Stock Plan authorizes the issuance of a maximum of 5,000,000 shares of our common stock granted to our or our subsidiary’s employees or directors and to consultants performing work for us or our subsidiary. All of the shares issuable under the 2007 B Retainer Stock Plan are being registered under this registration statement on Form S-8.

(2)

The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.06 bid; $0.06 ask) of our common stock as reported on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board on June 25, 2007.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1: Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2007 B Retainer Stock Plan for Employees, Directors and Consultants (the “2007 B Retainer Stock Plan”). A copy of the 2007 B Retainer Stock Plan is attached as Exhibit 4.1 to this Form S-8.

This registration statement relates to a maximum of 5,000,000 common shares in the capital of Alternet Systems, Inc. issuable pursuant to awards granted under the 2007 B Retainer Stock Plan.

On June 29, 2007, we entered into a Written Consultant Agreement with David Applegath pursuant to which we will issue to Mr. Applegath 2,000,000 shares of our common stock, pursuant to the provisions of the 2007 B Retainer Stock Plan in exchange for his services provided to us in connection with developing a marketing plan for North America for SchoolWeb and HealthWeb. A copy of that Consulting Agreement is attached as Exhibit 4.2 to this Form S-8.

Item 2: Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the President, Alternet Systems, Inc., Suite 610 – 815 West Hastings Street, Vancouver, British Columbia V6C 2B4. Our telephone number is (604) 608-2540.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the United States Securities and Exchange Commission (the "SEC"). The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

1.	The description of the Company’s securities contained in its registration statement on Form 10-SB, filed on November 6, 2000;

2.	Our latest Annual Report on Form 10-KSB filed on April 2, 2007; and

3.	Our Quarterly Report on Form 10-QSB filed on May 15, 2007

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered pursuant to this registration statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street North East, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4: Description of Securities.

Not applicable.

Item 5: Interests of named Experts and Counsel

Not applicable.

Item 6: Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Articles and Bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:
1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

a) Is not liable pursuant to NRS 78.138; or

b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

a) Is not liable pursuant to NRS 78.138; or

b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Article VIII of our Articles provides that our directors and officers shall not be personally liable to us or our stockholders for damages for breach of fiduciary duty as our director or officer, but the article shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends.

Article IX of our Articles provides that we shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was our director or officer, he is or was serving at the request of us as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise.

Our Bylaws

Article Eleven of our Bylaws provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible pursuant to the General Corporate Law of Nevada.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 7: Registration from Registration Claimed

Not applicable.

ITEM 8. EXHIBITS

4.1	Alternet Systems, Inc. 2007 B Retainer Stock Plan for Employees, Directors and Consultants dated June 28, 2007.

4.2	Consulting Agreement with David Applegath dated June 29, 2007.

5.1	Opinion of Stepp Law Group, a professional corporation, as to the legality of the Company's Common Stock being registered.

23.1	Consent of Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants

23.2	Consent of Stepp Law Group, a professional corporation, (contained in Exhibit 5.1)

Item 9: Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on July 3, 2007.

ALTERNET SYSTEMS, INC.

/s/ Patrick Fitzsimmons
Patrick Fitzsimmons
Director, President

/s/ Griffin Jones
Griffin Jones
Director, Secretary, Treasurer

/s/ Michael Dearden
Michael Dearden,
Director